Exhibit 8.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

January 26, 2021

Topgolf International, Inc.

8750 N. Central Expressway, Suite 1200

Dallas, Texas 75231

Ladies and Gentlemen:

We have acted as counsel to Topgolf International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-4, File No. 333-250903, initially filed with the SEC on November 23, 2020 (as amended through the date hereof, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Agreement and Plan of Merger, dated as of October 27, 2020 (as it may be amended from time to time, the “Agreement”), by and among the Company, Callaway Golf Company, a Delaware corporation (“Acquiror”), and 51 Steps, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Acquiror (“Merger Sub”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Agreement.

At your request, we are rendering our opinion concerning the qualification of the merger of Merger Sub with and into the Company, with the Company surviving (the “Merger”), pursuant to the Agreement, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the material U.S. federal income tax consequences to U.S. Holders (as defined in the Registration Statement) of Company Stock that receive Acquiror Common Stock pursuant to the Merger.

In rendering our opinion, we have examined and with your consent are relying upon: (1) the Agreement, (2) the Registration Statement, (3) representations, warranties and covenants set forth in a letter dated as of the date hereof from an officer of Acquiror, (4) representations, warranties and covenants set forth in a letter dated as of the date hereof from an officer of the Company, and (5) such other documents and corporate records as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of the Company and Acquiror.

Our opinion set forth below assumes, with your consent: (1) the accuracy and completeness of the statements and facts concerning the Merger set forth in the Agreement and the Registration Statement (and that no transaction or condition described therein and affecting this opinion will be waived by any party), (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Agreement and the Registration Statement, (3) the accuracy

January 26, 2021

and completeness of the representations and warranties as of the date hereof and as of the effective time of the Merger, as applicable, (i) made by the Company set forth in the certificate delivered to us by the Company, dated as of the date hereof, and (ii) made by Acquiror, on behalf of itself and Merger Sub, set forth in the certificate delivered to us by Acquiror, dated as of the date hereof, (4) that any representations, warranties or statements made in such certificates which are qualified by knowledge or qualifications of like import are and will be accurate without such qualification, (5) that there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Merger, and (6) that the Merger will be reported by the Company, Acquiror and their respective affiliates for United States federal and applicable state and local income tax purposes in a manner consistent with our opinion set forth below.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger,” it is our opinion that, for U.S. federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, with the U.S. federal income tax consequences to U.S. Holders (as defined in the Registration Statement) of Company Stock that receive Acquiror Common Stock pursuant to the Merger being as described under the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Merger—Consequences of the Merger to U.S. Holders of Topgolf Stock—Consequences if the Merger Qualifies as a Reorganization.”

Our opinion is based on current provisions of the Code, the applicable Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the facts, representations, warranties, covenants, undertakings or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Merger or any matter other than that specifically covered by the foregoing opinion.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

January 26, 2021

Very truly yours,

/s/ Weil, Gotshal & Manges LLP